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                                                                      EXHIBIT 11

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993
COMPUTATION OF PER SHARE AMOUNTS
- --------------------------------------------------------------------------------

                                                       1995           1994           1993
                                                       ----           ----           ----
PRIMARY:
Net income                                         $ 8,833,000    $ 3,681,000    $ 1,161,000
Income related to the assumed purchase of U.S.
    government securities (net of income taxes)           --             --          229,000
                                                   -----------    -----------    -----------
Adjusted net income                                $ 8,833,000    $ 3,681,000    $ 1,390,000
                                                   ===========    ===========    ===========
Weighted average number of common shares            13,796,000     12,573,000     11,202,000
Assumed number of shares issued
    from common share equivalents                    2,403,000      2,020,000      2,548,000
                                                   -----------    -----------    -----------
Weighted average number of common and
    common equivalent shares                        16,199,000     14,593,000     13,750,000
                                                   ===========    ===========    ===========
Net income per share:
    Primary                                        $      0.55    $      0.25    $      0.10
                                                   ===========    ===========    ===========

FULLY DILUTED:
Net income                                         $ 8,833,000    $ 3,681,000    $ 1,161,000
Income related to the assumed purchase of U.S.-
    government securities (net of income taxes)           --             --          149,000
                                                   -----------    -----------    -----------
Adjusted net income                                $ 8,833,000    $ 3,681,000    $ 1,310,000
                                                   ===========    ===========    ===========
Weighted average number of common shares            13,796,000     12,573,000     11,202,000
Assumed number of shares issued
    from common share equivalents                    2,776,000      2,222,000      2,548,000
                                                   -----------    -----------    -----------
Weighted average number of common and
    common equivalent shares                        16,572,000     14,795,000     13,750,000
                                                   ===========    ===========    ===========
Net income per share:
    Fully diluted                                  $      0.53    $      0.25    $      0.10
                                                   ===========    ===========    ===========


NOTE: The effect of options and warrants was calculated using the modified treasury stock method for the years ended September 30, 1994 and 1993.